Exhibit 99.1
Contact:	Robert L. Bauman HICKOK INCORPORATED 10514 Dupont Avenue Cleveland, Ohio 44108 216/541-8060	May 14, 2013 FOR IMMEDIATE RELEASE

HICKOK INCORPORATED REPORTS SECOND QUARTER
AND FISCAL FIRST HALF RESULTS

CLEVELAND, OH, May 14  Hickok Incorporated (OTC QB: HICKA.PK), a Cleveland based supplier of products and services for the automotive, emissions testing, locomotive, and aircraft industries, today reported operating results for the second quarter and six months ended March 31, 2013.

For the quarter ended March 31, 2013, the Company recorded net income of $119,431 or $.08 per share, compared with a net loss of $224,781 or $.16 cents per share, in the same period a year ago. Sales in the second quarter were $1,964,338 up 67% from $1,178,538 a year ago.

In the first fiscal half, the Company reported net income of $263,235 or $.17 per share, compared with a net loss of $407,921 or $.31 cents per share, in the same period a year ago. Sales were $3,703,241 up 57%, compared to $2,360,039 in last year's first half.

Robert L. Bauman, President and CEO, said, "The second quarter benefited from the completion of the significant OEM order received in October 2012.  The higher sales volume not only had a positive effect on the second quarter operating results but also on the morale of our employees." He went on to say, "The product strategy we have been implementing for the past year is working and growing revenue in our target markets. We are hopeful improvement will continue during the remainder of the fiscal year."

Backlog at March 31, 2013 was $639,000, a decrease of 2% from the backlog of $649,000 a year earlier. The decrease was due to decreased orders in indicator products of approximately $83,000, offset in part by an increase in automotive diagnostic products of $73,000, specifically $44,000 for diagnostic products to automotive OEMs and orders to the aftermarket which includes emissions products of approximately $29,000. The Company anticipates that most of the current backlog will be shipped in the last half of fiscal 2013.

The Company's current assets at March 31, 2013 of  $3,178,786 are 4.6 times current liabilities, there is no long-term debt and working capital is $2,491,294. These compare to March 31, 2012 current assets of $3,063,976 that were 3.1 times current liabilities, no long-term debt and working capital of $2,073,066. At March 31, 2013 shareholders' equity was $2,824,325 or $1.72 per share.

Hickok provides products and services primarily for the automotive, emissions testing, locomotive, and aircraft industries. Offerings include the development, manufacture and marketing of electronic and non-electronic automotive diagnostic products used for repair and emission testing. The Company also develops and manufactures indicating instruments for aircraft, locomotive and general industrial applications.

Certain statements in this news release, including discussions of management's expectations for fiscal 2013, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ from those anticipated as a result of risks and uncertainties which include, but are not limited to, Hickok's ability to effectively develop and market new products serving customers in the automotive aftermarket, overall market and industry conditions, the Company's ability to capitalize on market opportunities, the Company's ability to obtain cost effective financing as well as the risks described from time to time in Hickok's reports as filed with the Securities and Exchange Commission.

HICKOK INCORPORATED
Consolidated Income Statement (Unaudited)

	3 MONTHS		6 MONTHS
Period ended March 31	2013	2012	2013	2012
Net sales	$1,964,338	$1,178,538	$3,703,241	$2,360,039
Income (loss) before Income tax	119,431	(224,781)	263,235	(407,921)
Income (recovery of) taxes	-	-	-	-
Net income (loss)	119,431	(224,781)	263,235	(407,921)
Basic income (loss) per share	.08	(.16)	.17	(.31)
Diluted income (loss) per share	.07	(.16)	.16	(.31)

Weighted average shares outstanding	1,638,215	1,394,278	1,582,776	1,322,385